Exhibit 99.1

Magellan Conducts Bulk Test at SDA Mill for Toll Milling Contract

Provides Update on El Dorado Gold-Silver Project

FOR IMMEDIATE RELEASE	December 17, 2018

Reno, Nevada – Magellan Gold Corporation (OTCQB: MAGE) (“Magellan” or “the Company”), a U.S. based mining and exploration enterprise focused on silver and gold, today announced it has reached preliminary agreement to toll treat mineralized material utilizing the Company’s SDA Mill at Acaponeta, Nayarit State, Mexico. A private third-party supplier will be responsible for sourcing the mineralized material and delivering it to the mill. Test processing of an initial bulk sample of approximately 1,000 tons is expected to commence during December 2018. If the initial test is successful in yielding a marketable concentrate, the parties intend to proceed with processing at a rate of up to 3,000 tons per month. The toll milling rate per ton to be charged by the Company will be determined by results of the bulk test.

The mineralized material is estimated by the supplier to contain economically recoverable values of silver, gold, lead and zinc. The material will be sourced from a historic silver district within trucking distance of the mill.  The supplier estimates that several tens of thousands of tons could be available. Results of the test work will determine the viability of entering into a long-term processing agreement. There can be no assurance that the initial bulk test will be successful or that a long-term processing agreement will be finalized.

Magellan also has continued to advance its El Dorado Gold-Silver Project, which lies 50 kilometers south of the SDA Mill. The Company plans to truck ore from El Dorado to the mill for processing. Quotes have been obtained for contract mining and applications for environmental and blasting permits are in progress. Placing El Dorado into production is a key step in Magellan’s strategy of initiating and then increasing production through the SDA Mill. To achieve these objectives, the Company is exploring all options for securing the necessary financing, including joint development with a suitable partner.

The Company also announced that over the past two months it has repaid approximately $381,000 to third-party lenders in retirement of convertible debt instruments.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is a US public enterprise focused on the exploration and development of precious metals. In November 2017 Magellan completed the purchase of the SDA Mill in the State of Nayarit, Mexico, and in August 2018 announced acquisition of the nearby El Dorado Gold-Silver Project. Magellan also owns an advanced silver exploration project located in Arizona.

The SDA Mill is a fully operational flotation plant that also includes a precious metals leach circuit and associated assets, licenses and agreements. The mill has the capacity to process ore at a rate of up to 200 tons per day. The mill has a ten-year operating history. Historically its operation has been based on sales of flotation concentrates to smelters, and payment for precious metals content. The mill lies within the rich Sierra Madre Occidental mineralized belt, which historically has yielded millions of ounces of precious metals and offers multiple high-grade gold and silver epithermal vein opportunities.

The El Dorado Gold-Silver Project consists of a 50-hectare mining concession located 50 kilometers south of the SDA Mill. El Dorado is situated within a district of epithermal vein systems from which historic mining produced high grades. Drilling in 2010-2011 identified gold-silver resources on two veins that hold promise for underground mining. Following completion of permitting and procurement of financing, the Company intends to initiate mining at a production rate of 100 tonnes per day and to truck the ore to the SDA Mill for processing.

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The Silver District Project in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District. The property contains a near-surface historical drilled resource of 16 million ounces of silver and exhibits exploration promise for significant expansion.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Pierce Carson: (505) 463-9223

John Power: (707) 884-3766

Peter Nesveda (INT IR): +61 4 1235 7375

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